3001 PGA BOULEVARD, SUITE 305
PALM BEACH GARDENS, FLORIDA 33410

TELEPHONE (561) 686-3307

www.nasonyeager.com

March 14, 2018

BTCS Inc.

9466 Georgia Avenue #124

Silver Spring, MD 20901

Attention: Mr. Charles Allen, CEO

Re:	BTCS Inc.

Dear Mr. Allen:

You have advised us that BTCS, Inc. (the “Company”) is filing with the United States Securities and Exchange Commission a Form S-1 with respect to 81,881,632 shares of common stock (the “Shares”), which are underlying outstanding warrants, Series C-1 Convertible Preferred Stock, and currently outstanding.

In connection with the filing of this Registration Statement, you have requested that we furnish you with our opinion as to the legality of the Shares as shall be offered by the Selling Shareholders pursuant to the Prospectus which is part of the Registration Statement.

After having examined the Company’s Articles of Incorporation, as amended Bylaws, minutes and consents of the Board of Directors, the financial statements contained in the Prospectus and each of the warrants referred to in the Prospectus, and relying upon information supplied by the Company and its stock transfer agent, we are of the opinion that the 81,881,632 shares of common stock issuable upon exercise of warrants, issuable on the conversion of Series C-1 Convertible Preferred Stock, and currently outstanding will be, when issued and paid for in accordance with terms of the warrants, validly issued, duly authorized, fully paid and non-assessable.

The opinions expressed herein are limited to the Nevada Revised Statute as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction.

BTCS Inc.

March 14 , 2018

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson White & Lioce, P.A.
Nason, Yeager, Gerson White & Lioce, P.A.